As filed with the Securities and Exchange Commission on June 8, 2021

Registration No. 333-256391

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KANZHUN LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7370	Not Applicable

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18/F, GrandyVic Building, Taiyanggong Middle Road

Chaoyang District, Beijing 100020

People’s Republic of China

+86 10-8415-0633

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Cathy Yeung, Esq. Allen Wang, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912-2500

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†    The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A Ordinary Shares, par value US$0.0001 per share(1)	110,400,000	US$9.50	US$1,048,800,000	US$114,424.08

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-256721). Each American depositary share represents two Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional ADSs. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing exhibit 1.1 to this registration statement on Form F-1, or the Registration Statement, to reflect the updated filing status of such exhibit in Item 6 of Part II of the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement filed on June 7, 2021, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Class A ordinary shares
Coatue PE Asia 26 LLC	August 21, 2020	4,122,853	US$11,431,206

Class B ordinary shares
TECHWOLF LIMITED	November 27, 2020	24,780,971	US$2,478

Series E preferred shares
GGV Capital VI L.P.	December 18, 2018	12,311,525	US$19,173,554
GGV Capital VI Entrepreneurs Fund L.P.	December 18, 2018	530,669	US$826,446
GGV Capital VI Plus L.P.	December 18, 2018	19,263,291	US$30,000,000
Global Private Opportunities Partners II Offshore Holdings LP	December 18, 2018	3,350,528	US$5,218,000
Global Private Opportunities Partners II LP	December 18, 2018	3,070,569	US$4,782,000
Banyan Partners Fund II, L.P.	December 18, 2018	3,210,549	US$5,000,000
Shenzhen Hina New Economic Equity Investment Fund Partnership (Limited Partnership)	December 18, 2018	9,631,646	US$15,000,000
Hina Group Fund V, L.P.	December 18, 2018	8,989,536	US$14,000,000
Magic Stone Special Opportunity Fund VIII L.P.	December 18, 2018	6,421,097	US$10,000,000
CTG Evergreen Investment X Limited	December 18, 2018	12,842,194	US$20,000,000
Shunwei Technology III Limited	December 18, 2018	642,110	US$1,000,000
DELICATE MASTER LIMITED	December 18, 2018	3,210,549	US$5,000,000

Series E+ preferred shares
INSPIRING LINK LIMITED	March 8, 2019	14,715,014	US$25,000,000
Sunshine Life Insurance Corporation Limited	June 3, 2019	17,658,017	US$30,000,000

Series E-2 preferred shares
Image Frame Investment (HK) Limited	July 4, 2019	28,226,073	US$50,000,000

Series F preferred shares
Coatue PE Asia 26 LLC	February 10, 2020	32,459,984	US$100,000,000
Image Frame Investment (HK) Limited	February 10, 2020	16,229,992	US$50,000,000

Series F+ preferred shares
SCC Growth VI Holdco E, Ltd.	November 27, 2020	18,764,670	US$100,000,000
Internet Fund VI PTE. LTD.	November 27, 2020	18,764,670	US$100,000,000
Coatue PE Asia 26 LLC	November 27, 2020	7,505,868	US$40,000,000
Huaxing Growth Capital III, L.P.	November 27, 2020	3,752,934	US$20,000,000
GGV Capital VI L.P.	November 27, 2020	899,463	US$4,793,388
GGV Capital VI Entrepreneurs Fund L.P.	November 27, 2020	77,541	US$413,224
GGV Capital VI Plus L.P.	November 27, 2020	899,463	US$4,793,388

Options
Certain employees and consultants	Various dates	87,922,156 outstanding options	Past and future services provided by these individuals to us

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(2)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(3)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

KANZHUN LIMITED

Exhibit Index

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement
3.1	†	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering
4.1	†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2	†	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.3	†	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder
4.4	†	Eleventh Amended and Restated Shareholders Agreement between the Registrant and other parties thereto dated November 27, 2020
5.1	†	Opinion of Harney Westwood & Riegels regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters
8.1	†	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	†	Opinion of Tian Yuan Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)
10.1	†	2020 Share Incentive Plan
10.2	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.3	†	Form of Employment Agreement between the Registrant and its executive officers
10.4	†	English translation of the executed form of the Powers of Attorney respectively granted by each shareholders of our VIE, dated February 21, 2020 and as currently in effect, and a schedule of all executed Powers of Attorney adopting the same form
10.5	†	English translation of the Equity Interest Pledge Agreement among our WFOE, our VIE and shareholders of our VIE dated February 21, 2020
10.6	†	English translation of the Exclusive Technology Development, Consulting and Service Agreement between our WFOE and our VIE dated February 10, 2017
10.7	†	English translation of the Exclusive Call Option Agreement among our WFOE, our VIE and shareholders of our VIE dated February 21, 2020
10.8	†	English translation of executed form of the Spousal Consent Letter respectively granted by the spouse of each individual shareholder of our VIE, dated February 21, 2020 and as currently in effect, and a schedule of all executed Spousal Consent Letters adopting the same form
21.1	†	Principal Subsidiaries and VIE of the Registrant
23.1	†	Consent of PricewaterhouseCoopers Zhong Tian LLP
23.2	†	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.3	†	Consent of Tian Yuan Law Firm (included in Exhibit 99.2)
23.4	†	Consent of Charles Zhaoxuan Yang
23.5	†	Consent of Yonggang Sun
24.1	†	Powers of Attorney (included on signature page)
99.1	†	Code of Business Conduct and Ethics of the Registrant
99.2	†	Opinion of Tian Yuan Law Firm regarding certain PRC law matters
99.3	†	Consent of China Insights Consultancy

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 8, 2021.

KANZHUN LIMITED

By:	/s/ Peng Zhao
Name: Peng Zhao
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 8, 2021.

Signature	Title

/s/ Peng Zhao Peng Zhao	Chairman and Chief Executive Officer (Principal Executive Officer)

* Xin Xu	Director

* Haiyang Yu	Director

/s/ Yu Zhang Yu Zhang	Director and Chief Financial Officer (Principal Financial and Accounting Officer)

* Xu Chen	Director and Chief Marketing Officer

* Tao Zhang	Director and Chief Technology Officer

*By:	/s/ Peng Zhao
Name: Peng Zhao
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of KANZHUN LIMITED has signed this registration statement or amendment thereto in New York, New York on June 8, 2021.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President